Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2016 FIRST QUARTER FINANCIAL RESULTS

Clarksville, Indiana—January 25, 2017. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), today reported net income and net income available to common shareholders of $2.3 million, or $1.00 per diluted share, for the quarter ended December 31, 2016 compared to net income and net income available to common shareholders of $1.2 million, or $0.52 per diluted common share, for the quarter ended December 31, 2015.

Net interest income after provision for loan losses increased $525,000 for the quarter ended December 31, 2016 as compared to the same period in 2015. Interest income increased $885,000 when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $69.5 million, from $675.1 million for 2015 to $744.6 million for 2016, and an increase in the average tax-equivalent yield from 4.42% for 2015 to 4.49% for 2016. Interest expense increased $54,000 when comparing the two periods due to an increase in the average balance of interest-bearing liabilities of $63.1 million, from $565.3 million for 2015 to $628.4 million for 2016, which more than offset a decrease in the average cost of interest-bearing liabilities, from 0.68% for 2015 to 0.65% for 2016.

The Company recognized $306,000 in provision for loan losses for the quarter ended December 31, 2016, due primarily to growth in the loan portfolio, as compared to no provision for loan losses recognized for the quarter ended December 31, 2015. The loan portfolio increased $16.3 million for the 2016 quarter as compared to an increase of $3.2 million for the 2015 quarter. Nonperforming loans, which consist of nonaccrual loans and loans over 90 days past due and still accruing interest, increased $325,000, from $3.9 million at September 30, 2016 to $4.2 million at December 31, 2016. The Company recognized net charge-offs of $9,000 for the 2016 quarter as compared to net recoveries of $20,000 for the 2015 quarter.

Noninterest income increased $431,000 for the quarter ended December 31, 2016 as compared to the same period in 2015. The increase was due primarily to an increase in net gain on sale of loans guaranteed by the U.S. Small Business Administration (“SBA”) of $764,000 and a gain on life insurance of $189,000, which more than offset decreases in net gain/loss on trading account securities and real estate lease income of $459,000 and $163,000, respectively. The decrease in net gain/loss on trading account securities is due to a net loss of $282,000 for the 2016 quarter, due primarily to market volatility in the municipal bond sector during the quarter, compared to a net gain of $177,000 for the 2015 quarter. The decrease in real estate lease income is due to the sale of the Company’s commercial real estate development in September 2016.

Noninterest expense decreased $352,000 for the quarter ended December 31, 2016 as compared to the same period in 2015. The decrease was due primarily to a reduction in net gain/loss on other real estate owned, professional fees, and occupancy and equipment expense of $164,000, $87,000 and $52,000, respectively. The decrease in gain/loss on other real estate owned was due primarily to the recognition of gains during the 2016 quarter that were previously deferred, and professional fees decreased primarily due to a decrease in performance-based investment advisor fees on the trading account securities portfolio.

The Company recognized income tax expense of $681,000 for the quarter ended December 31, 2016, for an effective tax rate of 22.6% as compared to income tax expense of $467,000, for an effective tax rate of 27.3%, for the same period in 2015. The reduction in effective tax rate for the 2016 quarter was due primarily due to an increase in tax-exempt income.

Comparison of Financial Condition at December 31, 2016 and September 30, 2016

Total assets increased $26.1 million, from $796.5 million at September 30, 2016 to $882.6 million at December 31, 2016. Net loans increased $16.0 million, due primarily to continued growth in the commercial real estate loan portfolio, and SBA-guaranteed loans held for sale increased $11.1 million. Total deposits increased $45.5 million due primarily to increases in noninterest-bearing demand deposit and interest-bearing demand deposit accounts of $12.9 million and $29.0 million, respectively. The increase in interest-bearing demand deposits was due primarily to an increase in public funds.

Stockholders’ equity decreased $1.5 million, from $86.6 million at September 30, 2016 to $85.1 million at December 31, 2016 due to a decrease of $3.6 million in accumulated other comprehensive income, as a result of a decrease in net unrealized gains on available for sale securities, which more than offset retained net income of $2.0 million. At December 31, 2016, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact
Tony A. Schoen, CPA
Chief Financial Officer
812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended
	December 31,
OPERATING DATA:	2016	2015
(In thousands, except share and per share data)

Total interest income	$8,011	$7,126
Total interest expense	1,022	968

Net interest income	6,989	6,158
Provision for loan losses	306	-

Net interest income after provision for loan losses	6,683	6,158

Total noninterest income	1,875	1,444
Total noninterest expense	5,540	5,892

Income before income taxes	3,018	1,710
Income tax expense	681	467

Net Income	$2,337	$1,243

Less: Preferred stock dividends declared	-	(43)

Net Income available to common shareholders	$2,337	$1,200

Net Income per share, basic	$1.06	$0.55
Weighted average common shares outstanding, basic	2,205,309	2,186,712

Net Income per share, diluted	$1.00	$0.52
Weighted average common shares outstanding, diluted	2,329,271	2,297,460

Performance ratios (three-month data annualized):
Return on average assets	1.15%	0.67%
Return on average equity	10.85%	5.21%
Return on average common stockholders' equity	10.85%	6.35%
Interest rate spread	3.84%	3.73%
Net interest margin	3.94%	3.85%
Efficiency ratio	62.50%	77.51%

	December 31,	September 30,	Increase
FINANCIAL CONDITION DATA:	2016	2016	(Decrease)
(Dollars in thousands, except per share data)

Total assets	$822,559	$796,516	$26,043
Cash and cash equivalents	27,171	29,342	(2,171)
Investment securities	185,578	186,914	(1,336)
Gross loans	542,065	525,733	16,332
Allowance for loan losses	7,419	7,122	297
Earning assets	764,872	738,925	25,947
Goodwill	7,936	7,936	-
Core deposit intangibles	951	1,037	(86)
Deposits	624,946	579,467	45,479
FHLB borrowings	104,996	121,633	(16,637)
Total liabilities	737,442	709,936	27,506
Stockholders' equity	85,117	86,580	(1,463)

Book value per common share	38.27	39.27	(1.00)
Tangible book value per common share (1)	34.28	35.20	(0.92)

Non-performing assets:
Nonaccrual loans	3,941	3,875	66
Accruing loans past due 90 days	281	22	259
Troubled debt restructurings classified as performing loans	7,318	7,486	(168)
Foreclosed real estate	553	519	34

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.29%	1.30%	-0.01%
Allowance for loan losses as a percent of nonperforming loans	175.72%	182.76%	-7.03%
Nonperforming loans as a percent of total gross loans	0.74%	0.71%	0.02%
Nonperforming assets as a percent of total assets	1.47%	1.49%	-0.02%

(1)	Tangible book value per share is a non-GAAP financial measure. It excludes goodwill and other intangible assets from the calculation of book value per share.